Fourth Quarter 2005 Earnings
Conference Call
November 1, 2005

Charlie

Good morning, and welcome to Oshkosh Truck’s fourth quarter earnings conference call. Please refer to slide 2 of the slide presentation on our website at www.oshkoshtruckcorporation.com, which supplements our remarks today.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made such estimates during our third quarter earnings conference call on August 2, 2005. Also, all references to per share results today are reported on a post-split basis with respect to an August 2005 two-for-one split of the Company’s common stock.

Bob, please lead off and investors, please turn to slide 3.

Bob

Oshkosh Fiscal 2005 Highlights

Hello and welcome. I appreciate everyone joining us. I’ll begin the call with opening comments and then turn it back to Charlie Szews, our executive vice president and CFO, to review our financial results.

Fiscal 2005 was a record year for Oshkosh Truck Corporation, and we’re very pleased. But it has significance beyond this year’s specific results in that it reflects on our ability to deliver results not just for a quarter, not just for a year, but for the long term. Fiscal 2005 was our ninth, our ninth consecutive year of improving financial performance. Since 1997, our compound annual growth rate for revenues during those nine years was approximately 24 percent. We’ve got a strategy and it’s working.

Now let me go over the specifics. For the year, revenues were up 30.8% to $2.96 billion. Operating income reached $267.2 million, up 48.1%. Just as important, I’m pleased to say, is the fact that our operating income margin reached 9% for the first time. And, EPS reached $2.18, beating our previous estimate by 3 cents and up 38.9% over last year’s $1.57 per share.

Given the performance we were building during the year and the confidence we have in the corporation, the Board of Directors agreed that the timing was right to effect a two-for-one stock split in August 2005, again improving liquidity for shareholders.

We also integrated two more acquisitions – CON-E-CO and London Machinery. Both tucked in nicely with the concrete placement business in our commercial segment. And, our cash flow from operations was so strong that we were able to pay $31 million for these acquisitions, repay $52 million in debt and increase our cash position by $97 million to $127.5 million by fiscal year end.

Now let’s turn to Slide 4.

The performance metrics of our defense business were exceptional again this year. The defense business delivered sales of more than a billion dollars and drove its operating income up over 64% for the year.

The fire and emergency business quietly delivered a very strong performance with revenue up over 40% and operating income up nearly 45%. The commercial segment was slow to improve, but there have been signs of progress underlying its financial performance, and we are driving for improved results in fiscal 2006.

Although we have a number of performance initiatives within the organization, I’m most pleased that the “lean” initiative has taken root and gained momentum throughout 2005. Although the ultimate outcome of this effort is expected to be a more competitive cost structure, the first step is true cultural change. And we are beginning to affect that. It’s been most evident at McNeilus Companies and the Geesink Norba Group, where we’ve had the most intensive use of our lean team.

Oshkosh has always worked to distinguish itself within each market by the level and quality of the customer service that we provide. We have also had a concentrated effort to grow our aftermarket business with some significant results. Parts and service now account for over 20% of consolidated sales, up from 18% in fiscal 2004, and from 8% in 1996. That success is attributable to a few factors. First, expansion of support requirements during the Iraq conflict and the extensive up armoring requirements in our defense business have spurred our defense parts and service sales. Second, we have been moving more aggressively into all-makes parts in our commercial business. And, third, we have been expanding the services we offer to all our customers. We opened eight new service centers during this fiscal year, and began leveraging existing service centers from one market to support another. For example, our service facility near Seattle now supports McNeilus commercial customers and Oshkosh defense customers.

During fiscal 2005, we also made some impressive strides in the development of new products and technologies. There are many things I could tell you about, but I’m really excited about the progress, and the potential, of our unmanned vehicle systems integration program. It was one of the best moments of my career as I stood with the TerraMax™Team at the finish line in Primm, Nevada, watching our robotic truck storm toward the finish line. TerraMax was one of just five vehicles to complete the desert race put on by the Pentagon. Our Team TerraMax, which included our partners Rockwell Collins and the University of Parma, Italy, not only made an unmanned defense vehicle a reality, but we believe also put it within reach of the U.S. military within the next few years. And, when you realize that this vehicle literally thought for itself and navigated 132 miles of tough desert terrain, sometimes with only inches to spare on either side, while traversing curves and tunnels, you really begin to understand my enthusiasm.

In my view, armoring is today’s solution for keeping troops safer in vehicles. Unmanned technology is the next leap. And, we are already working on the next generation system, which we expect would be available to the U.S. military, if and when they need it. If you’re interested in learning more, check out www.terramax.com for all the details.

Now, let’s take a look at Slide 5, for our Fourth Quarter Highlights specifically.

We closed out the year right on track with record sales, operating income and EPS. Sales increased more than 26% compared to the same quarter a year ago. Operating income increased even more, almost 50%, while EPS reached $0.58, up 38.1% quarter over quarter.

At year-end, all of our major markets appeared healthy, and that was reflected in a 25.3% increase in our consolidated backlog to $1.94 billion at September 30. Backlogs in all businesses were up by double-digit percentages. This gives us the confidence to reaffirm our estimated range of EPS for fiscal 2006 of $2.40 to $2.50.

Let’s move to Slide 6 so I can review our progress on key initiatives to reduce costs and drive earnings growth.

Key Initiatives in Fourth Quarter Fiscal 2005

Margin enhancement and turning around our commercial business have been our focus throughout all of fiscal 2005. And, this is the first quarter in a long time that I can report that our European subsidiary, the Geesink Norba Group, generated a profit. The “lean” measures and product improvements that we executed early this year have begun to deliver results, and we have expectations for modest profitability in this business for fiscal 2006.

This is also the first time in well over a year that I can report that McNeilus earnings met our expectations for a quarter. Granted it is a modest margin, but nonetheless it is what we anticipated. When we combine this with progress in a number of key areas at McNeilus, it gives us a conservatively optimistic perspective on fiscal 2006 commercial performance. For example, we expect recent price increases to be a driving force in earnings performance by the second quarter of fiscal 2006. And, we had a very successful launch of a configurator for rear-discharge concrete mixers and a number of ERP modules in early October. This helps us to schedule and control our business. And, the “lean” team is spending every day at McNeilus focused on reducing manufacturing lead times, improving quality and cutting process costs. Finally, despite cumulative price increases of more than 20% since April 2004 for both rear-discharge concrete mixers and refuse bodies, we believe our market share is largely holding at this point. That is the basis for our belief that we will begin to realize higher margins at McNeilus beginning in the second quarter of fiscal 2006.

OK. Let’s go to Slide 7 to discuss our Commercial Business in more detail.

This quarter, we can finally say that the commercial business slightly exceeded our expectations in terms of operating income. We had anticipated that operating income would be down, and it was, at $4.5 million, or 1.7% of sales. Granted, this is still far below what is acceptable, since we are targeting 8% or more operating income margins for this segment. But, it does reflect positive improvements in European operations and gives us a good indication that the control measures we put in place earlier this year are taking hold.

The Geesink Norba Group returned to profitability this quarter thanks to our lean initiatives, product improvements to the Geesink rear-loader and better European market conditions. In addition, our outlook going forward is more positive than it has been for a very long time. European backlog was up more than 30% at year-end, and we’re in the middle of implementing the outsourcing strategy that I discussed with you last quarter. We will be outsourcing many fabrications during the first quarter of fiscal 2006 and we expect to see benefits from this flow to the bottom line during the third quarter of fiscal 2006.

Domestically, the concrete placement and refuse markets appear solid and healthy. We expect 2006 demand in both markets to be favorably impacted as many customers want to bring 2006 truck models into their fleets before the new 2007 emissions standards take effect. In the refuse market, another driving force is that we expect strong demand from the Big Three haulers, who account for nearly 50% of industry volume.

Before we leave the commercial business, I want you to know that we understand that it is vitally important to make progress with this turnaround, and that we are making progress. We do understand what needs to be done. And, we will continue to focus our resources here until we get it done. The second quarter of fiscal 2006 should be pivotal, as we expect pricing initiatives to begin to benefit operating income. Our cost reduction activities will take more time to develop and are likely to largely benefit fiscal 2007.

Now, let’s move on to our Defense Business on Slide 8.

It was another great quarter, and an exceptional year for our defense business. To put it in perspective, defense sales were up more than 58% in the quarter to $355 million. For the fiscal year, defense operating income rose 64.4% to $210.2 million, $4.2 million ahead of our previous estimates. Obviously, this performance helped tremendously to offset the difficulties we’ve experienced in our commercial segment and give us time to turn that business around.

Remanufacturing and parts and service have been driving forces in defense performance throughout the year, with parts and service at nearly double fiscal 2004 levels. Tied to this business, and its potential for growth, is our investment in a new defense remanufacturing facility. On October 10th, we hosted an official grand opening. All of the employees who are working at the plant, several important defense customers, and Congressman Tom Petri were on hand for the ribbon cutting. I’m most excited because this is truly a world-class facility, dedicated to remanufacturing operations and logistics support functions for the U.S. military. Since we bought the plant in May 2005, we have been on the fast track to get this facility upgraded and operational. We painted, installed cranes, installed paint booths, and set in motion plans to hire approximately 200 employees, all to support the U.S. military’s increased requirements for remanufactured vehicles and help ensure readiness of the fleet. At this point, Oshkosh’s remanufacturing operations cover not only HEMTTs, but HETs and PLS trucks.

We continue to work to actively develop new truck business on a number of fronts. Specifically, we completed testing on time of prototype vehicles for the U.S. Marine Corps’ Logistic Vehicle System Replacement program. We anticipate receipt of the request for proposal shortly and will then submit a proposal for the production phase of this program within 60 days thereafter. Given that time frame, we are looking at a contract award to the successful bidder in late second quarter or early third quarter of fiscal 2006.

Now, let’s move on to Slide 9 and our Fire and Emergency Business.

Fire and emergency closed out the year on a solid note. Fourth quarter results exceeded our expectations, with operating income reaching $19 million, or $1.6 million better than expected. Just as important, was the fact that this segment achieved a 30 basis point increase in operating income margin from 9.2% to 9.5% for full fiscal year 2005. That is good progress toward our goal of 10% for this business unit. And, this was despite operating inefficiencies incurred while consolidating certain Medtec Ambulance Corporation facilities during the fourth quarter.

The markets for fire apparatus, ambulances and towing equipment remained robust throughout fiscal 2005, and appear to be headed toward a strong 2006. Order volumes for fire apparatus and ambulances were particularly healthy and trended toward a favorable product mix.

As we moved into fiscal 2006, our fire and emergency business was making the right moves to build future growth. The facilities expansion at Pierce is on schedule for a January 2006 operational date. We also continued to invest aggressively in product development in this business. In fact, we believe some of the new products could have a significant market impact. But, enough said on that topic for the moment. You’ll just have to watch for what’s new at fiscal 2006 trade shows. It’ll be worth the wait.

Now, I’ll turn it over to Charlie to review our financial results, beginning on slide 10.

Charlie:

Let me begin by reviewing our consolidated results for the fiscal year.

Fiscal 2005 Results

For fiscal 2005, sales rose 30.8% to $2.96 billion. Consolidated operating income reached 9.0% of sales for the fiscal year for the first time. For fiscal 2005, operating income rose 48.1% to $267.2 million and earnings per share rose 38.9% to $2.18 per share.

Fiscal 2005 results reflected exceptional operating income growth by our defense and fire and emergency segments of 64.4% and 44.9%, respectively. Our commercial segment underperformed prior year with a 31.6% decline in operating income, including an operating loss of $8.6 million at our European refuse business.

Acquisitions contributed sales of $193.9 million, operating income of $14.2 million and earnings per share accretion of $0.08 per share in fiscal 2005. Also impacting fiscal 2005 results were cumulative life-to-date adjustments totaling $24.7 million to increase margins on our Medium Tactical Vehicle Replacement (“MTVR”) base contract from 7.6% to 10.1%, or $0.21 per share. There were cumulative life-to-date adjustments totaling $19.5 million, or $0.17 per share, in last year’s earnings. This contract was completed in June 2005.

Please move to slide 11.

Fourth Quarter Results

For the fourth quarter of fiscal 2005, earnings per share rose 38.1% to $0.58, exceeding our previous estimate for the quarter of $0.55. Consolidated sales were up 26.5% to $823.7 million in the fourth quarter compared to last year, with consolidated operating income up 49.6% to $74.0 million compared to last year.

A cumulative life-to-date adjustment of $5.3 million to increase margins on our MTVR base contract contributed $0.05 to earnings per share in last year’s fourth quarter earnings.

At corporate, our operating expenses rose $4.7 million in the fourth quarter compared to the prior year, primarily due to higher personnel costs related to new hires, restricted stock awards granted last autumn, and higher incentive bonuses.

The Company’s effective tax rate rose to 41.4% in the fourth quarter of fiscal 2005. The Company recorded a valuation allowance during the quarter of $0.03 per share related to deferred tax assets arising from certain net operating loss carryforwards in The Netherlands. Although our European refuse business swung to a slight operating profit in the fourth quarter, we continued to incur losses in The Netherlands.

Lastly, in the fourth quarter our cash position rose to $127.5 million, well ahead of our cash position at June 30, 2005 of $43.1 million. Late in September 2005, we received performance-based payments under certain defense contracts totaling about $35.0 million that we expected to collect in October 2005.

Turning to the performance of each segment, let’s move to slide 12.

Fire and Emergency

Fire and emergency sales rose 6.4% to $211.4 million in the fourth quarter. Operating income rose 0.4% to $19.0 million, or 9.0% of sales, in the fourth quarter. The higher sales were driven by a strong order flow for fire apparatus offset by lower airport product sales. In the fourth quarter of fiscal 2004, airport product sales were exceptionally strong due to a large international sale. Operating income margins declined to 9.0% in the fourth quarter of fiscal 2005 from 9.5% in fiscal 2004 due to lower sales of higher-margin airport products and production inefficiencies associated with the consolidation of certain ambulance facilities. Operating income, however, exceeded our previous estimate by $1.6 million, primarily due to a strong performance at the Company’s Pierce fire apparatus business.

Segment backlog grew 11.8% compared to the prior year.

Defense

Looking at the defense segment next, please turn to slide 13.

Defense sales rose 58.1% to $355.0 million in the fourth quarter. Sales of new and remanufactured heavy-payload trucks for the U.S. Army were up nearly 50% during the quarter. Parts and service sales also nearly doubled during the quarter.

Operating income rose 87.4% in the fourth quarter to $63.2 million, or 17.8% of sales. Fourth quarter margins were favorably impacted by an improved mix of relatively higher-margin new and remanufactured heavy-payload trucks and parts and service sales. Results in the fourth quarter of fiscal 2004 reflected relatively high sales of lower-margin MTVR base contract trucks and a cumulative life-to-date adjustment of $5.3 million to the margin on the MTVR base contract.

At September 30, 2005, our defense backlog was up 35.0% from prior year levels to $1.2 billion as we began to sign contracts related to the federal supplemental funding bill passed during our third fiscal quarter.

Commercial

Turning to the commercial segment, please move to slide 14. Compared to the prior year, sales were up 13.7% to $266.5 million, but operating income was down 6.6% to $4.5 million, or 1.7% of sales. Operating income in the segment exceeded our previous estimate by $0.8 million. The CON-E-CO and London acquisitions contributed sales of $21.7 million and operating income of $0.6 million during the quarter. Sales from other businesses in the segment grew 4.4%, while their operating income declined 19.7% for the quarter. Quite simply, operating income declined again this quarter because our selling price increases have not been enough to offset steel and component cost increases that we have experienced at McNeilus over the last year. The financial performance of the Geesink Norba Group, however, improved from an operating loss in the fourth quarter of fiscal 2004 to a small operating profit in the fourth quarter of fiscal 2005.

Concrete placement sales, other than sales of CON-E-CO and London, declined 12.2% during the fourth quarter compared to the prior year, while domestic refuse sales rose 37.2%. In the fourth quarter of fiscal 2004, such concrete placement sales were up sharply in this seasonally slower quarter. In fiscal 2005, the seasonal pattern of concrete placement sales returned to historic patterns. Concrete placement sales, other than sales of CON-E-CO and London, rose 9.8% during the full fiscal year 2005. Domestic refuse orders were robust all year, particularly from the largest U.S. waste haulers, resulting in an increase in domestic refuse sales of 31.2% for full year fiscal 2005. In European refuse, sales were up 13.5% in the fourth quarter and up 3.2% for the full fiscal year 2005.

Let me close out my review of the commercial segment by reviewing our backlogs in each product line. At September 30, 2005, rear-discharge unit backlog was up 15.4% compared to prior year levels, while our front-discharge unit backlog was down 6.0%. Our domestic refuse unit backlog was up 16.7% at September 30, 2005 compared to prior year levels, while Geesink Norba Group unit backlog was up 19.3% compared to prior year levels. Overall, commercial segment backlog was up 13.8% in dollars at September 30, 2005 compared to prior year levels.

Fiscal 2006 Outlook

Today, we also updated estimates for fiscal 2006 with very few changes, again assuming no acquisitions. Please turn to slide 15.

We anticipate our consolidated sales to approximate $3.25 billion to $3.35 billion in fiscal 2006, up approximately 10% to 13%, respectively, over fiscal 2005 sales. We increased the estimated ranges of both our consolidated and defense sales by $25.0 million.

Turning to slide 16, we continue to expect our consolidated operating income to approximate $297.5 to $310.0 million in fiscal 2006, or up approximately 11% to 16%, respectively, compared to fiscal 2005. The qualitative comments provided on this slide with regard to estimated operating income margins by segment in fiscal 2006 have changed little from our comments on our July earnings call other than to provide some additional specificity on the margin decline that we anticipate in defense in fiscal 2006. That said, we expect our defense operating income margins to decline about 200 basis points in fiscal 2006, largely because we expect no MTVR margin adjustments in fiscal 2006. Despite this margin decline, we expect our defense operating income to increase in fiscal 2006 due to a robust sales growth estimate reported on the previous slide.

Slide 17 provides additional estimates of interest expense, taxes and other areas.

On slide 18, we provide our earning per share estimates for fiscal 2006. We continue to expect earnings per share to approximate $2.40 to $2.50 per share in fiscal 2006, or up approximately 10% to 15%. We believe that earnings per share could decline to $0.50 to $0.55 per share in the first quarter of fiscal 2006 compared to $0.56 in the first quarter of fiscal 2005. During the first quarter of fiscal 2005, earnings benefited from a life-to-date adjustment of MTVR base contract margins of $8.5 million, the favorable settlements of product liability matters for $4.2 million, and a large international airport products sale. And, during the first quarter of fiscal 2006, the Company expects to incur additional costs to start-up its Pierce expansion and to bid the LVSR contract, among other matters. Now, we continue to expect about 55% of our fiscal 2006 earnings per share estimate to be recognized in the second and third quarters of the year. And, these earnings per share estimates for fiscal 2006 assume the adoption of accounting for stock option expense which we estimate will reduce fiscal 2006 earnings per share by $0.04 - $0.05.

Closing with slide 19, we continue to estimate that our capital spending in fiscal 2006 will approximate $60 million, a sharp increase over our spending in fiscal 2005 of $43.2 million. Quite simply, much of our announced spending on expansion capital projects at Pierce and our new product development facility in Oshkosh will be incurred in fiscal 2006. We expect our debt levels to remain in the $20 - $25 million range throughout fiscal 2006. Based on our strong cash position at September 30, 2005, we now believe cash will grow to approximately $175 to $225 million by September 30, 2006. We may use this cash in pursuit of our acquisitions strategy, or for stock repurchases and/or higher dividend payments to contribute to shareholder returns.

Bob will close our prepared remarks.

Bob:

We appreciate your time and interest today. We’re proud of our performance this past year, and there are a number of driving forces, both internal and external, which make us quite optimistic about fiscal 2006:

•	Our balance sheet is strong so we are well positioned to continue pursuing select acquisitions.
•	We have made progress in our commercial business turnaround initiative and expect to make more.
•	A lean culture is beginning to take hold.
•	We are investing in new product development to help drive future growth.
•	And, market conditions in all our end markets are solid.

We know what we need to do in 2006, and we are ready.

Operator, please begin the question and answer period.